Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of Dalu International Group Limited and its subsidiaries (collectively the “Company”) on February 25, 2025 of our report dated December 27, 2024, (except for the effects of the issuance of ordinary shares to all existing shareholders on a pro rata basis disclosed in Note 1, Note 3, Note 10 and Note 15 as to which the date is February 25, 2025), relating to the consolidated financial statements and accompanying financial statement schedule and notes of Dalu International Group Limited, which appears in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

February 25, 2025

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us